Exhibit 99.2

Report of Independent Auditors




                     REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Slippery Rock Financial Corporation

We have audited the accompanying consolidated balance sheet of Slippery Rock Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slippery Rock Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ S. R. Snodgrass, A.C.


Wexford, PA
February 19, 1999







S.R. Snodgrass, A.C.
101 Bradford Road, Suite 100  Wexford, PA 16090-6909  Phone: 724-934-0344
Facsimile: 724-934-0345